Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 2017, relating to the combined financial statements of Caesars Entertainment Outdoor (previously wholly-owned by Caesars Entertainment Operating Company, Inc. (“CEOC”)) (the “Business”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: (i) CEOC and the entities that owned the Business filing for reorganization under Chapter 11 of the United States Bankruptcy Code, (ii) uncertainties that raise substantial doubt about the ability of the Company to continue as a going concern as a result of several issues that had to be resolved before CEOC successfully emerged from bankruptcy, and (iii) that the combined financial statements have been prepared from the separate records maintained by the Business and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Business had been operated as an unaffiliated company) for the year ended December 31, 2016, appearing in the Registration Statement on Form 10-12G of VICI Properties, Inc.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

October 13, 2017